UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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SKAGIT STATE BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 25, 2011

TO OUR STOCKHOLDERS:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Skagit State Bancorp, Inc., that will be held at 6:30 p.m. on Tuesday, April 19, 2011 at McIntyre Hall, 2501 E. College Way, Mount Vernon, Washington.

In connection with the meeting, enclosed is a Notice of Annual Meeting, Proxy Statement and proxy card.  At the Annual Meeting, you will be asked to elect directors, to ratify the appointment of our independent registered public accounting firm for the 2011 fiscal year, and act on such other matters as may properly come before the meeting.

Whether or not you plan to attend this meeting, we request that you return the enclosed proxy card to the Company promptly in the return, postage-paid envelope provided, so that as many shares as possible will be represented at the meeting.  If you attend the meeting, you may vote in person.  You will find additional information concerning the Company and its operations, including its audited financial statements, in the enclosed Annual Report for the year ended December 31, 2010.

Please join us for heavy appetizers at 6:00 p.m. prior to the Annual Meeting.  We look forward to seeing you.

Sincerely yours,

Cheryl R. Bishop
President & Chief Executive Officer

SKAGIT STATE BANCORP, INC.
301 East Fairhaven Avenue
Burlington, Washington 98233
(360) 755-0411

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 19, 2011

TIME	6:30 p.m. on Tuesday, April 19, 2011

PLACE	McIntyre Hall
2501 E. College Way
Mount Vernon, Washington

ITEMS OF BUSINESS	(1) To elect two directors for a three-year term.

(2) To ratify the appointment of Moss Adams LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE	You are entitled to vote at the Annual Meeting and at any adjournments or postponements thereof if you were a stockholder at the close of business on Friday, March 18, 2011.

VOTING BY PROXY

Please submit your proxy card as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions in the Proxy Statement and on your enclosed proxy card.

By Order of the Board of Directors

Donna Weaver, Secretary to the Board

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, please sign and date your proxy card and return it in the enclosed postage prepaid envelope.  Retention of the proxy is not necessary for admission to the Annual Meeting.

i

ii

SKAGIT STATE BANCORP, INC.

For Annual Meeting of Stockholders

to be held on April 19, 2011

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the 2011 Stockholder Meeting:

A copy of this Proxy Statement and the Annual Report to Stockholders for the year ended
December 31, 2010 are available at www.skagitbank.com.

INTRODUCTION

This Proxy Statement is furnished to the stockholders of Skagit State Bancorp (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held at 6:30 p.m. on Tuesday, April 19, 2011, and any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  This Proxy Statement and the accompanying Notice of Annual Meeting and proxy card were first mailed to stockholders on or about March 25, 2011.

GENERAL INFORMATION

Purpose of the Meeting

The purpose of the meeting is to:

•                  elect Cheryl R. Bishop and B. Marvin Omdal to serve as directors of the Company, for three-year terms, or until their successors have been elected and qualified; and

•                  ratify the appointment of Moss Adams LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Record Ownership

The Board of Directors of the Company has fixed the close of business on March 18, 2011 as the record date (the “Record Date”) for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.  The number of shares of common stock outstanding and entitled to vote as of the Record Date was 588,346.  Each stockholder of record will be entitled to cast one vote for each share registered in his or her name upon any matter voted upon.

Quorum

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.  Both abstentions and broker non-votes are counted as present and entitled to vote for the purpose of determining the presence of a quorum.  Broker non-votes, “as defined below” however, are not counted as shares present and entitled to vote with respect to the matter on which the broker has expressly not voted.

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company and the costs of solicitation will be borne by the Company.  Such costs are expected to be limited to mail and telephone expenses.  It is not expected that compensation will be paid for the solicitation of proxies; however, in the event we engage an outside proxy solicitation firm to render proxy solicitation services, we will pay a fee for such services.

When a proxy card is returned properly signed and dated, the shares represented by the proxy will be voted in accordance with the instructions on the proxy card.  If your shares are registered in your name and you do not return your signed proxy card or do not vote in person at the Annual Meeting, your shares will not be voted.

Voting of Proxies

Stockholders who execute proxies retain the right to revoke them at any time.  Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by filing a later proxy prior to a vote being taken at the Annual Meeting.  Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder in attendance may request a ballot and vote in person, thereby revoking a previously granted proxy.

Voting of Proxies by Stockholders of Record and Beneficial Owners

A portion of the Company’s stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name.  As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholders of Record.  If your shares are registered directly in your name, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent to you by the Company through its transfer agent.  As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.  We have enclosed a proxy card for you to use.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record.  As the beneficial owner, you have the right to direct your broker on how to vote.  Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.

Brokers cannot vote on behalf of beneficial owners on “non-routine” proposals (known as broker non-votes).  Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker has not received voting instructions from the beneficial owner and (ii) the broker lacks discretionary voting power to vote such shares.

If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting on the ratification of independent registered public accounting firm only.  If no instructions are given with respect to the election of directors, your broker cannot vote your shares on this proposal.

Voting in Person at the Annual Meeting

Stockholders of Record.  Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting.  If you choose to vote your shares in person at the Annual Meeting, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Beneficial Owner.  Shares held in street name may by voted in person by you only if you bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the Record Date.

Voting on Matters Presented

Proposal No. 1 - Election of Directors.  The nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected.  Stockholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast FOR or WITHHELD from the directors as a group, or for each individual nominee.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election because directors will be elected by a plurality of votes cast.

Proposal No. 2 - Ratification of Accounting Firm.  The proposal to ratify the appointment of Moss Adams LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 will be adopted if a majority of the votes are present in person and entitled to vote are cast FOR the proposal. You may vote FOR or AGAINST or ABSTAIN from approving the proposal.  Abstentions and broker non-votes will have no effect on the outcome of the proposal.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The Company’s Restated and Amended Articles of Incorporation allow the Board to set the number of directors within a range of 5 to 11.  The Articles also authorize the Board to fill any vacancies that may occur on the Board.  The Board has set the number of directors at seven.

Directors are elected for terms of three years or until their successors are elected and qualified.  The Articles provide for staggered terms, with approximately one-third of the directors elected each year.

The Board of Directors has nominated Cheryl R. Bishop and B. Marvin Omdal, both of whom are current Board members, for election as directors for three-year terms to expire in the year 2014. Both have served as directors of the Company since incorporated in June of 2006 and of the Bank since 1991 and 1996, respectively.

The Board of Directors unanimously recommends that you vote FOR the nominees to be elected as directors.

If any of the nominees should refuse or be unable to serve, your proxy will be voted for such persons the Board designates to replace that nominee.  The Board of Directors presently has no knowledge that any of the nominees will refuse or be unable to serve.

INFORMATION WITH RESPECT TO NOMINEES
AND CONTINUING DIRECTORS

The following tables set forth certain information with respect to the director nominees and the other continuing directors.

Nominees for Director

Name	Tenure	Primary Occupation

Terms to Expire in 2014

Cheryl R. Bishop	Since 1991	President and CEO of the Company and the Bank

B. Marvin Omdal	Since 1996	Chairman of the Board, Real Estate Investments

Continuing Directors

Terms to Expire 2013

Michael E. Pegram	Since 1997	Franchise Owner, McDonald’s Restaurants

Daniel R. Peth	Since 2000	President, John Peth & Sons, Inc.

Terms to Expire 2012

Gerald W. Christensen	Since 2005	Investments, C.P.A.

Michael F. Janicki	Since 1997	President, Janicki Logging and Construction, Inc.

Richard N. Nelson	Since 2002	Owner, Dakota Creek Industries, Inc.

Background of Continuing Directors and Nominees

Information regarding each of the continuing directors and nominees is provided below, including name, age as of the Record Date, principal occupation and public company directorships during the past five years, and the first year elected to the Company and its subsidiary, Skagit State Bank (the “Bank”).  Directors of the Company also serve as directors of the Bank.  There are no family relationships among any of our directors or executive officers, nor are any of the corporations or organizations referenced in the biographical information below a parent, subsidiary or affiliate of the Company.

Cheryl R. Bishop, 62, has been a Director of the Company and the Bank since 2006 and 1991, respectively.  She was appointed Chief Executive Officer of the Bank in 2004 and President and Chief Executive Officer of the Company in 2006.  Ms. Bishop began her career with the Bank in September 1971 as Operations Officer and teller and has held a variety of positions including Assistant Cashier, Assistant Vice President and Branch Manager prior to becoming the Chief Executive Officer. Ms. Bishop provides valuable banking expertise and comprehensive knowledge of the Company’s operations and culture. In addition, Ms. Bishop is active in the communities the Company serves and has been on the boards of various banking professional associations, including Western Independent Bankers and Western Independent Bank Service Corporation from 2006 to 2010.

Gerald W. Christensen, C.P.A.,69, has been a Director of the Company and the Bank since 2006 and 2005, respectively, and previously served as a Director of the Bank from 1986 to 2001.  Mr. Christensen earned his Bachelor of Arts degree in Accounting in 1964. Since 1994, Mr. Christensen has been the executive manager of Pacific Northwest Properties I, LLC, involved in investments and real estate management. Mr. Christensen possesses valuable financial expertise and provides important insight on the Company’s quarterly and annual financial reports filed with the Securities and Exchange Commission. In addition, based on his qualifications, the Board has determined that Mr. Christensen meets the definition of “audit committee financial expert” as defined by Item 401 of Regulation S-K.

Michael F. Janicki, 51, has been a Director of the Company and the Bank since 2006 and 1997, respectively and was elected Vice Chairman of the Board of Directors in 2004.  Mr. Janicki is Vice President of Janicki Industries, Inc., a family owned venture that has specialized in robotic machining since 1995. He has been President of Janicki Logging and Construction since 1981. Mr. Janicki and his family have a long standing commitment and involvement throughout Skagit County and Sedro-Woolley. Mr. Janicki has served on the Sedro-Woolley School Board since 1997 and is a board member with the State of Washington Nature Conservancy.  In addition, with his experience at both Janicki Industries and Janicki Logging, he brings a desire and commitment to the Company’s technology needs and a focus on ensuring the Bank’s technology continues to meet the needs of its customers and protects their privacy.  Mr. Janicki provides a broad strategic and operational viewpoint to the Board.

Richard N. Nelson, 68, has been a Director of the Company and the Bank since 2006 and 2002, respectively.  Mr. Nelson has been the owner of Dakota Creek Industries, Inc. since 1999 and was previously co-owner of this shipyard management company that specializes in serving the needs of the marine industry since incorporation in 1975.  Mr. Nelson brings a strong business and strategic philosophy to the Board. In addition, Mr. Nelson has been significantly involved in determining compensation, oversight of employee management and innovative human resources practices within his company.  He brings valuable management and human resources experience to the Company and Board.

B. Marvin Omdal, 63, has been a Director of the Company and the Bank since 2006 and 1996, respectively.  Mr. Omdal has served as Chairman of the Board since 2000 and is currently the Chair of the Audit Committee, the Compensation Committee and the Nominating Committee.  Mr. Omdal is self employed and invests in real estate.  Prior to his retirement in 2003, Mr. Omdal served as President of the dairy farm he founded in 1977. As Chairman of the Board, Mr. Omdal’s ability to communicate and encourage discussion among directors is critical in the Company’s operations and the decision making process of the Board. Mr. Omdal’s approach to risk management and his focus on detail and documentation, make him a valuable asset to the Board in the areas of strategic planning and establishing policies for the Company.

Michael E. Pegram, 59, has been a Director of the Company and the Bank since 2006 and 1997, respectively.  Mr. Pegram has been an owner and operator of multiple McDonald’s Restaurants since 1975. Mr. Pegram is an entrepreneur with extensive business, management and real estate experience that provides a strong financial and strategic perspective to the Board.  In addition, Mr. Pegram’s knowledge of business operations, business management and real estate brings valuable insight to the Bank’s lending practice and procedures.

Daniel R. Peth, 57, has been a director of the Company and the Bank since 2006 and 2000, respectively.  Mr. Peth has owned and managed John Peth & Sons, Inc., a ranching and beef cattle facility, since 1995.  Prior to becoming owner, Mr. Peth was co-owner and director from 1970 to 1995. Mr. Peth has long standing ties to both the Company and the communities which the Company serves.  Mr. Peth has served as a board member for several community boards including the Economic Development Association of Skagit County.  Mr. Peth’s involvement with the Company and surrounding communities brings a strong insight into the Bank’s culture and history.  He provides valuable knowledge which is useful in preserving the Company’s culture and core values of service, community involvement and independence.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors is committed to good business practices, transparency in financial reporting and high standards of corporate governance.  The Company and the Bank operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards.  The Company regularly monitors developments in the area of corporate governance.  The Board periodically reviews the Company’s governance policies and practices against those suggested by various groups or authorities active in corporate governance and practices of other companies, as well as the requirements of applicable securities laws and the listing standards of The NASDAQ Stock Market (“NASDAQ”).  These standards may include Company code of ethics, defining board member expectations, and review of Company committee charters.

Board and Company Leadership Structure

The Board of Directors is committed to maintaining an independent Board. In that context, it has been the practice of the Company to separate the duties of Chairman and Chief Executive Officer.  In keeping with good corporate governance practices, at this time the Board believes that the separation of the duties of Chairman and Chief Executive Officer eliminates any inherent conflict of interest that may arise when the roles are combined, and that an independent director is not serving as an executive of the Company can best provide the necessary leadership and objectivity required as Chairman.

Director Qualifications

The Board of Directors believes each of the Company’s directors should bring a rich mix of qualities and skills to the Board.  All of our directors bring to our Board a wealth of leadership experience derived from their service in a variety of professional and executive positions and extensive board experience.

The Nominating Committee is responsible for the oversight and nomination process for director nominees.  The Committee has not historically adopted formal director qualification standards for Committee-recommended nominees.  However, the Committee annually reviews the experience, qualifications, attributes and skills of each director and nominee as part of its evaluation as to whether these are the right individuals to serve on the Company’s Board to help the Company successfully meet its long-term strategic plans.  A more detailed discussion regarding the considerations given by the Committee when considering director nominees is set forth below in the section entitled Nominating Committee.

The director biographical information set forth above in the section entitled “Background of Continuing Directors and Nominees” summarizes the experience, qualifications, attributes and skills that the Company believes qualifies each director to serve on the Board.  The Nominating Committee and the Board believe that each director’s professional and business acumen and board experience and the total mix of all directors’ experience and skills are beneficial to the Company and Board.

Code of Ethics

The Company adopted a Code of Ethics for Senior Financial Officers which applies to its principal executive officer, principal financial officer, principal accounting officer or controller, and any persons performing similar functions.

You can access our Audit Committee and Nominating Committee charters and Code of Ethics Policy in the “Stockholder Resources” section of our website at www.skagitbank.com or by writing to:  Donna L. Weaver, Secretary to the Board, Skagit State Bancorp, Inc., 301 East Fairhaven Avenue, P. O. Box 285, Burlington, Washington 98233.

Director Independence

With the assistance of legal counsel to the Company, the Nominating Committee has reviewed the applicable legal standards for board and board committee member independence.  The Committee has also reviewed a summary of the answers to annual questionnaires completed by each of the directors which includes any potential director-affiliated transaction.

The Board then analyzed the independence of each director and nominee and determined that the following members of the Board meet the standards regarding “independence” required by applicable law, regulation and NASDAQ listing standards and that each such director is free of relationships that would interfere with the individual exercise of independent judgment.  In determining the independence of each director, the Board considered many factors, including any lending relationships with the directors, each of which were made on the same terms as comparable transactions made with other persons.  Such arrangements are discussed in detail in the section entitled “Transactions with Management.”

Based on these standards, the Board determined that each of the following non-employee directors is independent:

Gerald W. Christensen	B. Marvin Omdal
Michael F. Janicki	Michael E. Pegram
Richard N. Nelson	Daniel R. Peth

In addition, based on such standards, the Board determined that Cheryl R. Bishop, who serves as the Company’s Chief Executive Officer, is not independent.

Stockholder Communications with the Board of Directors

Stockholders and other interested parties may communicate with the Board by writing to the Chairman of the Board, c/o the Company’s Secretary to the Board, Skagit State Bancorp, Inc., P.O. Box 285, Burlington, Washington 98233. Any such communications will also be reviewed by the Company’s Chief Executive Officer.  If the Chairman and Chief Executive Officer determine that such communications are relevant to, and consistent with, the Company’s operations and policies, they will be forwarded to the entire Board for review and consideration.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The following sets forth information concerning the Board of Directors and certain committees of the Company for the year ended December 31, 2010.

Board of Directors

The discussion below relates to the Board and committees of the Company and the Bank collectively, and the reference to “Company” for this purpose, includes both the Company and the Bank. The Company held 12 Board meetings during the fiscal year.  Each director attended at least 75% of the aggregate of (i) the total number of meeting of the Boards of Directors, and (ii) the total number of meetings held by all committees on which he or she served.  The Company encourages, but does not require, the directors to attend stockholder meetings.  Last year, all of the directors attended the annual meeting of the Company’s stockholders.

Board Authority for Risk Oversight

The Board has ultimate authority and responsibility for overseeing risk management at the Company.  Some aspects of risk oversight are fulfilled at the full Board level.  For example, the Board regularly receives reports from management on credit risk, liquidity risk, interest rate risk and operational risk.  The Board delegates other aspects of its risk oversight function to its committees.  The Audit Committee oversees financial, accounting and internal control risk management.  The person in charge of the Company’s internal audit function reports directly to the Audit Committee.  The executive officers regularly report directly to the entire Board with respect to the risks they are responsible for managing.

The Compensation Committee oversees the management of risks that may be posed by the Company’s compensation practices and programs.  As part of this process, the Compensation Committee is responsible for analyzing the compensation policies and practices for all employees, not just executive management.  In its review of these policies and practices, the Compensation Committee has determined that the current policies and practices do not create or encourage risks that are reasonably likely to have a material adverse effect on the Company.

Certain Committees of the Board of Directors

The Company has established, among others, an Audit Committee, a Compensation Committee and a Nominating Committee.

The following table shows the membership of these committees.

Name	Audit	Compensation	Nominating
Cheryl R. Bishop	☐	☒	☐
Gerald W. Christensen	☒	☒	☒
Michael F. Janicki	☒	☒	☒
Richard N. Nelson	☒	☒	☒
B. Marvin Omdal(1)	☒	☒	☒
Michael E. Pegram	☒	☒	☒
Daniel R. Peth	☒	☒	☒

(1)           Mr. Omdal served as Chair for all committees listed above.

Audit Committee.  The Audit Committee is composed of six directors, each of whom is considered “independent” as defined by the NASDAQ listing standards and applicable SEC rules.  Mr. Gerald W. Christensen has been identified as an “audit committee financial expert” as defined by SEC rules.  The Audit Committee operates under a formal written charter that is reviewed annually and revised as deemed necessary.  A copy of the charter is posted on our website.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the outside auditors performing or issuing an audit report, and approves the engagement and fees for all audit and non-audit functions, with the outside auditors reporting directly to the Audit Committee.  The responsibilities of the Audit Committee include (i) reviewing and discussing with management the annual audited financial statements, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements; (ii) reviewing with management and the independent auditors the Company’s quarterly financial statements prior to filing, or if contemplated, before the public release of quarterly results; and (iii) reviewing the adequacy and implementation of the internal auditing,  accounting and financial controls.  The Audit Committee is also responsible for reviewing all related person transactions with the Company.

The Audit Committee oversees and evaluates the adequacy of the Company’s internal and disclosure controls, but management is responsible for developing and implementing the internal controls and the financial reporting process.  The independent accounting firm is responsible for performing an audit of the consolidated financial statements in accordance with generally accepted auditing standards; then issues a report thereon.  The Committee’s responsibility is to monitor and oversee this process.  The Committee held 12 meetings during the year.

Compensation Committee.  The Board has not appointed a separate Compensation Committee and the full Board acts in the capacity of the Compensation Committee.  Although the Committee considers recommendations from the Chief Executive Officer when setting compensation for the executive officers, the Chief Executive Officer does not participate in decisions relating to her own compensation.  The remaining six directors are all deemed “independent” as defined by the NASDAQ listing standards and applicable SEC and IRS rules.  The Compensation Committee reviews and approves the Company’s retirement and benefit plans, determines the salary and incentive compensation for the Chief Executive Officer, Chief Credit Officer and Chief Financial Officer, establishes compensation for directors and reviews and approves recommendations for stock options or restricted stock awards for executive officers and employees.  The Committee does not operate under a formal charter.

The Compensation Committee is also responsible for setting the compensation to be received by members of the Board of Directors.  The process and procedures used in determining Board compensation are discussed in the section “Compensation of Directors.”  Because the full Board acts in the capacity of the Compensation Committee, the Committee did not convene separate formal meetings during the year.  The full Board addressed compensation matters at Board meetings throughout the year as needed.

Nominating Committee.  The Nominating Committee is comprised of six directors, each of whom is considered “independent” as defined by the NASDAQ listing standards and applicable SEC rules.  The Committee’s responsibilities include nominating a slate of directors for election at the Company’s annual meeting and appointing directors to fill vacancies as they occur.  The Nominating Committee acts under a formal written charter which is posted on our website.

The Nominating Committee considers nominees recommended by stockholders provided that the recommendations are made in accordance with the procedures described in this Proxy Statement under “Information Concerning Stockholder Proposals and Director Nominations.”  The Committee evaluates all candidates, including stockholder-proposed candidates, using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time.  The Nominating Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board.  The Nominating Committee has not adopted specific minimum qualifications for Committee-recommended nominees, nor has the Committee adopted a formal policy relating to Board diversity, although the Committee and the Board values a diversity of backgrounds, professional experience and skills among directors.  The Committee instead evaluates each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by the Company, and special skills.  The Nominating Committee also evaluates whether the nominee’s skills are complimentary to existing Board members’ skills, and the Board’s need for operational, management, financial, technological or other expertise, as well as geographical representation of the Company’s market area.

COMPENSATION OF DIRECTORS

The Company has established a program for director compensation to attract and retain qualified candidates to serve on the Company’s Board.  Directors receive compensation in the form of cash and, as applicable, awards in the form of restricted stock or stock options.  In determining director fees, the Company reviewed peer group data through the Milliman, 2009 Northwest Financial Industry Salary Survey.  The Company believes that total compensation for the Company’s directors is reasonable and competitive with our peers and for 2010 was established at approximately the 75th percentile of total cash and equity compensation from the survey.  No separate fees are paid for committee meetings.

2010 Director Fees

During 2010, director fees remained at the 2009 level.  Each director of the Company received $2,000 per month based on board meeting attendance.  No separate fees are paid for committee meetings.  No stock options or restricted stock awards were granted to the Board for the year 2010.

The following table shows compensation paid or accrued for the last fiscal year to the Company’s non-employee directors.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Total ($)
Gerald W. Christensen	$24,000	$24,000
Michael F. Janicki	$24,000	$24,000
Richard N. Nelson	$24,000	$24,000
B. Marvin Omdal	$24,000	$24,000
Michael E. Pegram	$24,000	$24,000
Daniel R. Peth	$24,000	$24,000

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The table below shows, as of February 1, 2011, the amount of common stock beneficially owned by (a) each director and director nominee; (b) the executive officers named in the compensation table; (c) all persons who are beneficial owners of five percent or more of the Company’s stock; and (d) all of the Company’s directors and executive officers as a group.  Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense.  In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days.  Except as noted below, each holder has sole voting and investment power for all shares shown as beneficially owned.  Where beneficial ownership was less than one percent of all outstanding shares, the percentage is not reflected in the table.

Name	Position with Company	Number of Shares		Percentage of Shares

Executive Officers and Directors

Cheryl R. Bishop	Director, President and Chief Executive Officer	67,939	(1)	11.55%
Richard C. Humphrey	Chief Credit Officer	945		*
Carla F. Tucker	Chief Financial Officer	50		*
B. Marvin Omdal	Chairman of the Board	4,051	(2)	*
Gerald W. Christensen	Director	8,225		1.40%
Michael F. Janicki	Director	2,063		*
Richard N. Nelson	Director	2,620		*
Michael E. Pegram	Director	32,053	(3)	5.45%
Daniel R. Peth	Director	5,092	(4)	*
Directors and executive officers as a group (9 persons)		123,038		21.00%

* Represents less than 1% of the Company’s outstanding common stock

(1)         Includes 67,939 shares owned by Bishop Limited Partnership, of which 15,000 shares are pledged as security on a loan.

(2)         Includes 3,280 shares held by Marvin Omdal, Inc., of which Mr. Omdal is the owner, and 415 shares held by Mr. Omdal’s daughter.

(3)         Includes 31,303 shares owned by AMT Investments, of which Mr. Pegram is a partner and 750 shares owned by PeaPeg, LLC, of which Mr. Pegram is a member.

(4)         Includes 2,000 shares held by John Peth & Sons Inc., of which Mr. Peth is President.

MANAGEMENT

Executive Officers who are not Directors

The following table sets forth information with respect to the executive officers of the Company and/or the Bank that are not director nominees or directors of the Company, including employment history for the last five years.  Executive officers are elected annually and serve at the discretion of the Board of Directors.

Name	Age	Position and Five Year Employment History	Tenure as an Officer

Richard C. Humphrey	57	Executive Vice President and Chief Credit Officer	Since 2004(1)

Carla F. Tucker	47	Executive Vice President and Chief Financial Officer	Since 2004(1)

(1)          Includes positions held prior to the formation of the holding company in 2006.

EXECUTIVE COMPENSATION

The following table summarizes the compensation paid or accrued for the last three fiscal years to the Company’s Chief Executive Officer and the two other most highly compensated executive officers (“Named Executives”), whose total compensation during the last fiscal year exceeded $100,000.  The Bank pays all compensation of the Named Executives.

Summary Compensation Table

Name and Principal		Salary ($)	Bonus	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total
Position	Year	(1)	($)	(2)	(3)	(4)(5)(6)	($)
Cheryl Bishop, President and Chief Executive Officer	2010	$259,080	$10,579	$0	$0	$19,629	$289,288
	2009	$259,080	––	$0	$0	$20,342	$279,422
	2008	$258,790	$70,524	$0	$0	$166,825	$496,139
Richard Humphrey, EVP and Chief Credit Officer	2010	$198,720	$8,942	$0	$0	$16,626	$224,288
	2009	$198,720	––	$0	$37,711	$19,401	$255,832
	2008	$198,720	$59,616	$0	$45,531	$22,653	$326,520
Carla Tucker, EVP and Chief Financial Officer	2010	$157,500	$7,088	$0	$0	$10,403	$174,991
	2009	$150,000	––	$0	$37,711	$10,956	$198,667
	2008	$130,414	$30,000	$4,195	$32,636	$22,807	$220,052

(1)          Includes director fees paid by the Company during the fiscal year 2010 for the benefit of Ms. Bishop in the amount of $24,000.

(2)          The amount reported in 2008 has been restated to reflect a change in SEC rules in 2009, which formerly required reporting the aggregate expense recognized during the year for all equity awards, including awards granted in prior years, and has been restated in accordance with these new rules.  The material terms of the stock awards are discussed below.  These amounts do not reflect the amounts paid to or realized by the executive.  No stock awards were issued in 2010.

(3)          The amounts reported in 2009 reflect a change in SEC rules in 2009, which formerly required reporting the aggregate expense recognized during the year for all equity awards, including awards granted in prior years.  Amounts for 2008 have been restated in accordance with these new rules.  The material terms of the option awards are discussed below.  These amounts do not reflect the amounts paid to or realized by the executive.  No option awards were granted in 2010.

(4)          401(k) contributions paid by the Company during the fiscal year 2010 for the benefit of the Named Executives as follows:  Ms. Bishop of $14,700; Mr. Humphrey of $12,448; and Ms. Tucker of $9,875.

(5)          Includes life insurance premiums paid by the Company during the fiscal year 2010 for the benefit of the Named Executives as follows:  Ms. Bishop of $468; Mr. Humphrey of $468 and Ms. Tucker of $468.   The amounts for the executive officers for the years 2008 and 2009 have been adjusted to exclude medical and long-term disability premiums which were previously included.

(6)          Fiscal year 2008 includes accrued vacation payout by the Company for the benefit of the Named Executives as follows:  Ms. Bishop of $147,568; Mr. Humphrey of $4,046; and Ms. Tucker of $12,671.

Incentive Stock Plan

The 2005 Incentive Stock Plan (the “Plan”) is administered by the Board of Directors and has an unlimited duration, however, the Board has the authority to terminate the Plan at any time.  Options granted under the Plan have a term of ten years and are granted at no less than the fair market value of the Company’s common stock at the time of grant; except in the case of an employee owning 10% or more of the Company’s common stock, in which case, the exercise price for an incentive stock option must be no less than 110% of the fair market value at the time of grant.  Because there is no public market for the Company’s common stock, an average of the sales price of the Company’s common stock ninety days prior to the date of grant is used to determine the “fair market value.”

The restricted stock awards (“Awards”) granted to employees will be evidenced by a written agreement.  Shares that are part of an Award will vest upon the satisfaction of such conditions as the Board may determine.  In the event that such conditions are not satisfied, the related restricted shares are subject to repurchase by the Company or forfeiture.  An employee holding an Award (both vested and unvested) will have the dividend and voting rights of a stockholder.

Stock options and restricted stock awards expire 10 years and 5 years, respectively, from the date of grant and are subject to a vesting schedule determined at the time of grant.  As a condition upon receiving the award, the employee must be employed by the Company on the date of the vesting.

During 2010, the Company did not grant any stock options under the Plan.  At December 31, 2010, 69,608 shares of the Company’s common stock remain available for future issuance.

Outstanding Stock Awards at Fiscal Year-End

The following table provides information on all outstanding awards at fiscal year end 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares or Units That Have Not Vested (#)		Value of Unearned Shares or Units That Have Not Vested ($)

Cheryl Bishop	1,600	400	$177.10	11/20/2011
Richard Humphrey	800	200	$161.00	11/20/2016
	572	858	$189.00	02/19/2018
	245	980	$195.00	02/17/2019
Carla Tucker	800	200	$161.00	11/20/2016		$150.00	15	(1)	$2,250
	410	615	$189.00	02/19/2018
	245	980	$195.00	02/17/2019

(1)  The 25 stock awards granted to Ms. Tucker in 2008 vest in five equal installments annually beginning 2/19/2009.

401(k) Profit Sharing Plan

The Bank maintains a 401(k) Plan covering substantially all employees.  Under the 401(k) Plan, participants may defer a percentage of their compensation, the dollar amount of which may not exceed the limit as governed by law.  The Bank matches 100% of each eligible employee’s elected contributions, up to 4% of the employee’s annual compensation.  At the discretion of the Board of Directors, the Bank also makes an annual profit sharing contribution of 2%.  The 401(k) Plan provides that contributions made by the employee are 100% vested immediately upon the participant’s Effective Date (as defined in the 401(k) Plan).  Contributions made by the employer vest 20% upon completion of two years of employment, and vest 20% annually thereafter, and are fully vested in the sixth year.  The expense relating to the Company’s contributions for the year ended December 31, 2010 was $369,740.

A committee of the Bank acts as the Plan Administrator of the 401(k) Plan, and two independent directors of the Bank serve as Plan Trustees.  The Plan trustees determine the general investment options, and the Plan participants select their individual investment elections.

Post Employment and Termination Benefits

The Company has entered into individual Change in Control Severance Agreements (the “Agreements”) with Richard Humphrey, Chief Credit Officer and Carla Tucker, Chief Financial Officer in 2006 and 2007, respectively.  The Agreements contain provisions that require payments in the event of termination of employment related to a change in control.  Under the terms of the Agreements, if the Company (i) terminates executive’s employment without cause or executive resigns for good reason (each of which is defined in the agreement) and within eighteen months thereafter the Company enters into or announces an agreement for a Change in Control, which Change in Control is consummated; or (ii) if a Change in Control is consummated while executive is employed by the Company and executive is not offered a Comparable Position (as defined in the Agreements) with the acquiring company, the Company shall pay executive a single cash payment in an amount equal to two times the greater of (a) highest compensation (as reportable on IRS W-2 form) received from the Company during any of the most recent three calendar years; or (b) 130% of executive’s base compensation as of the date on which executive is terminated.  If, within two years after accepting a Comparable Position, executive’s employment is terminated without cause or executive resigns for good reason, executive shall receive the Closing-Based Change in Control Payment (as defined in the Agreements) less the amount of any salary, bonuses and other cash compensation earned by executive and paid to executive by the acquiring company following the closing of the Change in Control through the date of such termination or resignation; provided, that in no event shall executive receive less than one times executive’s highest compensation (as reportable on IRS W-2 form) received from the Company during any of the most recent three calendar years ending before, or simultaneously with, the date on which the Change in Control occurred.  Payments made under the Agreements are limited to the provisions of Section 280G(b)(2)(A) and Section 409A of the Internal Revenue Code.

The table below shows the maximum amounts that could be paid to Mr. Humphrey and Ms. Tucker, under their respective Agreements.  The following information is based on (i) executive’s salary at December 31, 2010; and (ii) assumes the triggering event was December 31, 2010.

	Termination without cause prior to Change in Control	Change of Control Payment Due at Closing	Termination without cause following Change in Control	Total Payments to Executive(1)
	Salary(1)	Salary(1)	Salary(2)
Richard Humphrey	$516,672	$516,672	$516,672	$516,672
Carla Tucker	$409,500	$409,500	$409,500	$409,500

(1)          Represents amount equal to two times the greater of (a) their respective highest compensation received by the Company; or (b) 130% of his or her base compensation as described in detail above.

(2)          Represents Closing-Based Change in Control Payment less any amount paid to executive following closing of Change in Control.

TRANSACTIONS WITH MANAGEMENT

Transactions between the Company or its affiliates and related persons (including directors and executive officers of the Company and the Bank, or their immediate family) must generally be approved by the Audit Committee (or comparable committee of independent disinterested directors), in accordance with the policies and procedures set forth in the policy governing Related Persons Transactions adopted by the Board of Directors.  Under the Related Persons Transaction Policy, a transaction between a “related person” shall be consummated only if the designated committee, or a majority of the disinterested independent members of the Board, approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

During 2010, the Bank had, and expects to have in the future, banking transactions, including loans, in the ordinary course of business with directors, executive officers, their immediate family members and their associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, which transactions do not involve more than the normal risk of collection or present other unfavorable features.  All such loans were made in the ordinary course of the Bank’s business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and in the opinion of management, do not involve any undue credit risk to the Bank.

Audit Committee Report

The Audit Committee of the Board of Directors makes the following report, which notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Board of Directors has determined that all members of the Audit Committee meet the independence requirements as defined under the NASDAQ listing standards and applicable SEC rules and reaffirmed that each member does not have a material relationship with the Company that would jeopardize the director’s ability to exercise independent judgment.  The Board of Directors has determined that director Gerald W. Christensen meets the definition of “audit committee financial expert” as defined by Item 401 of Regulation S-K.  The Committee operates under a formal written charter approved by the Committee and adopted by the Board of Directors.

The Audit Committee has reviewed and discussed the audited financial statements with management.  Management represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61, “Communication with Audit Committee,” as amended.  The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence, and has discussed with Moss Adams LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2010 Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

Audit Committee

B. Marvin Omdal (Chairman), Gerald W. Christensen, Michael F. Janicki,
Richard N. Nelson, Michael E. Pegram and Daniel R. Peth

Fees Paid to Independent Registered Public Accounting Firm

During the fiscal years ended December 31, 2010 and 2009, fees paid to the Company’s independent auditors, Moss Adams LLP, are set forth below:

Fee Category	Fiscal 2010	% of Total	Fiscal 2009	% of Total
Audit Fees	$137,750	80.9%	$119,321	84.2%
Tax Fees	$11,107	7.3%	$13,773	9.7%
All Other Fees	$2,845	11.8%	$8,551	6.1%
Total Fees	$151,702	100.0%	$141,645	100.0%

Audit Fees.  The fees billed to the Company by Moss Adams were for professional services rendered in connection with the audit of our financial statements, review of quarterly financial statements included in the Company’s Form 10-Q’s and services to the Company in connection with statutory or regulatory filings or engagements.

Tax Fees.  Consists of fees billed for tax compliance, tax advice, preparation of tax return and tax planning.

All Other Fees.  Consists of fees primarily due to consulting expenses on various topics.

For the fiscal year 2010 the Board considered and deemed the services provided by Moss Adams LLP compatible with maintaining the principal accountant’s independence.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Moss Adams LLC currently serves as our independent registered public accounting firm, and that that firm conducted the audit of our financial statements for the fiscal years ended December 31, 2010, 2009 and 2008.  The Audit Committee has appointed Moss Adams LLC to serve as the Company’s independent registered public accounting firm to conduct an audit of the financial statements for fiscal year 2011.

Appointment of the Company’s independent registered public accounting firm is not required to be submitted to a vote of our stockholders for ratification.  However, upon the recommendation of the Audit Committee, the Board has determined to submit the selection of our auditors to our stockholders for ratification.  In the event our stockholders fail to ratify the appointment, the Audit Committee may reconsider whether to retain Moss Adams LLC, and may retain that firm or another without resubmitting the matter to the stockholders.  Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and its stockholders’ best interest.

Representatives of Moss Adams LLC are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so.  It is also expected that they will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Moss Adams LLC to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and significant permissible non-audit services provided by the independent auditors.  These services may include audit services, audit-related services, tax services, compliance services, consulting services and other services.  For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval.  The Audit Committee may delegate pre-approval to one or more of its members.  Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, (“Section 16(a)”) requires that all of our executive officers and directors and all persons who beneficially own more than 10 percent of the Company’s common stock file reports with the Securities and Exchange Commission with respect to beneficial ownership of the Company’s securities.  The Company has adopted procedures to assist its directors and executive officers in complying with the Section 16(a) filings.

Based solely upon our review of the copies of the filings which we received with respect to the fiscal year ended December 31, 2010, or written representations from certain reporting persons, the Company believes that all reporting persons made all filings required by Section 16(a) in a timely manner.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the stockholders at the Annual Meeting.  In the event other matters are presented for a vote at the Annual Meeting, the proxy holders will vote shares represented by properly executed proxy cards in their discretion in accordance with their judgment on such matters.

At the Annual Meeting, management will report on the Company’s business and stockholders will have the opportunity to ask questions.

INFORMATION CONCERNING STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholders may submit proposals for consideration at future annual stockholder meetings, including director nominations.

Stockholder Proposals

In accordance with applicable SEC rules, in order for a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for next year’s annual meeting, the written proposal must be received by the Company no later than November 25, 2011.  Such proposals need to comply with the SEC’s regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.  The Chairman is not required to consider any stockholder proposals made from the floor at the annual meeting.  In addition, if the Company receives notice of a stockholder proposal after February 8, 2012, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such stockholder proposal.

Director Nominations

In accordance with applicable SEC rules, the Board has adopted procedures for the nomination of director candidates by Company stockholders. In order to recommend that the Nominating Committee consider a person for inclusion as a director nominee in the Company’s proxy statement for next year’s annual meeting, the Company must receive any such recommendations no later than, November 25, 2011.  In addition, the notice of recommendation must meet all other requirements set forth in the procedures adopted by the Board. Such recommendations should be sent to the attention of the Secretary to the Board.

You may contact Donna Weaver, the Company’s Secretary to the Board, for a copy of the detailed procedures regarding the requirements for nominating a director for consideration by the Nominating Committee.

AVAILABLE INFORMATION

The Company currently files periodic reports and other information with the SEC.  Prior to the holding company formation, the Bank filed its periodic reports with the Federal Deposit Insurance Corporation.  Such information and reports may be obtained as follows:

For copies of the Company’s reports

•                  Read and copied at the SEC’s Public Reference Room at 450 Fifth Street NW, Washington, D.C. 20549.  (You may want to obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.)

•                  On the SEC Internet site at www.sec.gov

•                  Accessing the Bank’s website at www.skagitbank.com

For copies of the Bank’s reports

•                  Copied at the FDIC’s Accounting/Securities Section, FDIC F-6043, 3501 N. Fairfax Dr., Arlington, Virginia (202) 898-8913.

REPORTS TO STOCKHOLDERS

A copy of the 2010 Annual Report to Stockholders is included with this Proxy Statement.  Written requests for the Company’s Annual Report or Quarterly Reports or other information requests should be addressed to Donna L. Weaver, Secretary to the Board, Skagit State Bancorp, Inc., 301 East Fairhaven Avenue, P. O. Box 285, Burlington, Washington 98233.

March 25, 2011	BY ORDER OF THE BOARD OF DIRECTORS

Cheryl R. Bishop
President & Chief Executive Officer

SKAGIT STATE BANCORP, INC.

PROXY

PLEASE SIGN AND RETURN IMMEDIATELY

This Proxy Is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Michael F. Janicki or                             , and each of them (with full power to act alone) as Proxies, with full power of substitution, and hereby authorizes either of them to represent and to vote, as designated below, all the shares of common stock of Skagit State Bancorp, Inc. (the “Company”) held of record by the undersigned on March 18, 2011, at the Annual Meeting of Stockholders to be held on April 19, 2011, or any adjournment of such Meeting.

1.                                      ELECTION OF DIRECTORS

A.                                   I vote FOR both nominees listed below ☐

Cheryl R. Bishop t B. Marvin Omdal

B.                                     I WITHHOLD AUTHORITY to vote for both nominees listed above ☐

C.                                     I WITHHOLD AUTHORITY to vote for any individual whose name I have struck a line through listed above ☐

2.                                      RATIFICATION OF ACCOUNTANTS

A.                                   I vote FOR the appointment of Moss Adams, LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 ☐

B.                                     I WITHHOLD AUTHORITY to vote for the appointment of Moss Adams, LLC ☐

C.                                     I ABSTAIN from voting for the appointment of Moss Adams, LLC ☐

3.                                      WHATEVER OTHER BUSINESS may properly be brought before the meeting or any adjournment thereof.

THIS PROXY CONFERS AUTHORITY TO VOTE “FOR” AND WILL BE VOTED “FOR” THE PROPOSITIONS LISTED ABOVE UNLESS AUTHORITY IS WITHHELD OR YOU ABSTAIN FROM VOTING, IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION SO MADE.

Management knows of no other matters that may properly be, or which are likely to be, brought before the Meeting.  However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted in accordance with the recommendations of management.

The Board of Directors recommends a vote “FOR” the listed propositions.

DATED: , 2011	No. of Shares Owned:

Signature

Signature

(Please Print Name)

WHEN SIGNING AS ATTORNEY, EXECUTOR,
ADMINISTRATOR, TRUSTEE OR GUARDIAN,
PLEASE GIVE FULL TITLE. IF MORE
THAN ONE TRUSTEE, ALL SHOULD SIGN.
ALL JOINT OWNERS MUST SIGN.